Registration No.

                          UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                             FORM S-8

                     REGISTRATION STATEMENT
                              under
                    THE SECURITIES ACT OF 1933

                        TRANS ENERGY, INC.
        (Exact name of issuer as specified in its charter)

                 Nevada                                93-0997412
      (State or other jurisdiction of               (I.R.S. Employer
     incorporation or organization)              Identification Number)

        210 Second Street, St. Marys, West Virginia  26170
     (Address of Principal Executive Offices)      (Zip Code)

             John B. Gessner Legal Services Agreement
                     (Full title of the plan)

                         Loren E. Bagley
                        210 Second Street
                  St. Marys, West Virginia 26170
             (Name and address of agent for service)

                          (304) 684-7053
   (Telphone number, including area code, of agent for service)

                 CALCULATION OF REGISTRATION FEE


                                    Proposed   Proposed
                                    Maximum    Maximum
                       Amount to    Offering   Aggregate Amount of
Title of Securities        be         Price    Offering  Registration
to be Registered       Registered   Per Share    Price     Fee

Common Stock, par       150,000     $ .125 per $ 18,750   $ 4.95
value $.001(1)           Shares        share

                                             TOTAL FEE    $ 4.95
(1) Based upon 150,000 shares of common stock granted under the plan covered by this Registration Statement. The fee with respect to these share has been calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the last sale reported for the Issuer's common stock on a date within five (5) days prior to the date of filing this Registration Statement, as reported by The Nasdaq Stock Market.



Part  II  -  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

    The following documents are incorporated by reference in this Registration Statement by Trans Energy, Inc. (the "Company") and made a part hereof. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

          (a)  The Company's latest annual report on Form 10-
               KSB for the fiscal year ended December 31, 1999, which contains audited financial statements for the Company's fiscal year ended December 31, 1999.

          (b)  All other reports filed pursuant to Section
               13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's documents referred to in (a) above.

          (c) The description of the Company's common stock is contained in Amendment No. 5 to its Form 10-SB filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of up-dating such description.

Item 4.  Description of Securities.

              Not applicable.

Item 5.  Interest of Named Experts and Counsel.

    Not applicable pursuant to the amount limitations set forth in instruction 1 to Item 509 of Regulation S-B.

Item 6.  Indemnification of Directors and Officers.

    As permitted by the provisions of the Nevada Revised Statutes (the "NRS"), the Company has the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the Company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, the best interest of the Company and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the Company, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

    The Company must indemnify a director, officer, employee or agent of the Company who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent of the Company, against expenses actually and reasonably incurred by them in connection with the defense.

    The Company's Articles of Incorporation eliminate personal liability of directors, officers and stockholders of the Company for damages for breach of fiduciary duty, but do not eliminate the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of distributions to stockholders in violation of the applicable statutes of the NRS.

    The Company may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by the Company.

    The NRS also permits a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the Company has the authority to indemnify them against such liability and expenses.

Item 7.  Exemption from Registration Claimed.

              Not applicable.

Item 8.  Exhibits.

(a) The following exhibits are filed with this Registration Statement:

Exhibit No.                      Exhibit Name

  5.1 Opinion of Leonard E. Neilson, P.C.
 23.1 Consent of H J & Associates, L.L.C., Independent Certified
      Public Accountants.
 23.2 Consent of Leonard E. Neilson, P.C. (included in
      Exhibit 5.1).


Item 9.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement:

          (i) To include any additional or changed material information on the plan of distribution;

     (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.



                            SIGNATURES

    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Marys, State of West Virginia, on this 17th day of October 2000.

                                           TRANS ENERGY, INC.
                                              (Registrant)



                              By:         /s/   Loren E. Bagley
                              LOREN E. BAGLEY, President, Chief
                              Executive Officer and Chief
                              Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                   Title           Date

                                                     October 17, 2000
         /S/  Loren E. Bagley   President, Chief Executive
             Loren E. Bagley    Officer and Director
                                (Chief Financial Officer)

                                                      October 17, 2000
       /S/  William F. Woodburn Vice President, and
           William F. Woodburn  Director
                                (Principal Accounting Officer)

                                                      October 17, 2000
          /S/ John B. Sims      Director
             John B. Sims

                                                      October 17, 2000
         /S/ Gary F. Lawyer     Director
            Gary F. Lawyer